Exhibit 4.33
Summary in English of the Assignment Agreement with respect to the Trust Agreement (the “Assignment Agreement”)
The Assignment Agreement was entered into on April 7, 2011 as with respect to the Trust Beneficiary Rights dated December 16, 2010 (the “Trust Agreement”), by and between Mexico Media Investments S.L., Sociedad Unipersonal, as assignor (the “Assignor”) and Corporativo Vasco de Quiroga, S.A. de C.V., as assignee (the “Assignee”), with the consent of Grupo Salinas Telecom, S.A. de C.V. (“GST”), GSF Telecom Holdings, S.A.P.I. de C.V. (“GSF”) and Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as trustee for the Trust (the “Trustee”).
On April 7, 2011 the Assignor assigned to the Assignee all of its rights and obligations (the “Assignment”) under the Trust Agreement. Each of GSF, GST and the Trustee granted its full consent for the Assignment. GST waived any right of first refusal that it may otherwise be entitled to exercise pursuant to the corporate bylaws of GSF, the Trust Agreement or any other agreement. GST, GSF and the Trustee released the Assignor from any and all liability arising under the Trust Agreement, and any and all rights and obligations thereunder. The Assignee assumed all the rights and obligations of the Assignor under the Trust Agreement.
Upon the execution of the Assignment Agreement, the Assignee paid the Assignor U.S.$37,503,977 as consideration for the Assignment.
The parties to the Assignment Agreement submitted to the applicable laws of Mexico and to the jurisdiction of the courts sitting in Mexico City, Federal District.

Summary in English of the Irrevocable Guaranty Trust Agreement (the “Trust Agreement” or the “Trust”)
The Irrevocable Guaranty Trust Agreement was entered into on December 16, 2010 among Grupo Salinas Telecom, S.A. de C.V., as settlor and second beneficiary (the “Series A Settlor”), México Media Investments, S.L., as settlor and second beneficiary (the “Series B Settlor”), GSF Telecom Holdings, S.A.P.I. de C.V., as first beneficiary (the “Mexican Holding Company”) and Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as trustee (the “Trustee”) and was amended on December 16, 2010 and April 7, 2011.
The purpose of the Trust Agreement is to secure the satisfaction of certain obligations specified in the Trust Agreement (the “Secured Obligations”) of the Series A Settlor and the Series B Settlor under a Shareholders’ and Share Purchase Agreement (the “Shareholders’ Agreement”).
The estate of the Trust will include among other things: (i) the Series A and Series B shares of common stock of the Mexican Holding Company transferred by the Series A Settlor and the Series B Settlor to the Trustee for the Trustee to hold in the Trust (the “Initial Shares”), (ii) the Series 1 Debentures in the principal amount of U.S.$364,996,000 (the “Series 1 Debentures”), and (iii) the Series B and Series BB shares of common stock of the Mexican Holding Company, held by the Series B Settlor as a result of the conversion of the Series 1 Debentures and the Series 2 Debentures in the principal amount of U.S.$1,200,000,000 (the “Series 2 Debentures”) into shares of stock of the Mexican Holding Company (the “Converted Shares”).
The Trust will have a technical committee (the “Technical Committee”) comprised of members appointed by each Settlor. Unless and until the Trustee receives notice of the existence of a default with respect to the Secured Obligations or certain unresolved matters under dispute specified in the Trust Agreement (“Matters Under Dispute”), the Technical Committee will have the sole and exclusive authority to instruct the Trustee as to the manner in which the Trustee must exercise the Voting Rights at any general shareholders’ meetings of the Mexican Holding Company.
A. Exercise of the Rights Conferred by the Shares
Unless the Trustee receives a notice of default with respect to the Secured Obligations, (i) any and all amounts paid in cash by the Mexican Holding Company (“Cash Distributions”) will be forwarded by the Trustee to the Settlor that contributed the relevant shares to the Trust, (ii) any and all in-kind distributions made by the Mexican Holding Company (“In-Kind Distributions”) will be deemed transferred to the Trust by the Series A Settlor or the Series B Settlor, as the case may be, and (iii) the Trustee will exercise the Voting Rights in accordance with the instructions provided to it by the Technical Committee.
If a default with respect to the Secured Obligations of either Settlor occurs and such default is not cured, each and all of the defaulting Settlor’s rights in the preceding paragraph will terminate automatically and (i) all Cash Distributions and all In-Kind Distributions will remain for the benefit of the non-defaulting Settlor, (ii) the non-defaulting Settlor will have the sole and exclusive right to instruct the Trustee as with respect to any matter pertaining to the Trust, and (iii) the Technical Committee will cease to exist and all of its rights, powers and authority will be automatically assigned to the non-defaulting Settlor.

B. Default with Secured Obligations
If the Trustee receives a notice of default with respect to certain Secured Obligations of either Settlor involving an obligation to make a payment to the other Settlor, the Trustee will sell such number of Series A Shares or Series B Shares, as the case may be, of the defaulting Settlor as may be necessary to pay to the non-defaulting Settlor the amount owed to it pursuant to the Shareholders’ Agreement on account of such Secured Obligations. The defaulting Settlor generally has the right to cure the relevant default prior to the Trustee’s sale of the shares.
If the Trustee receives a notice of default with respect to the Secured Obligations of the Series B Settlor as a result of the Series B Settlor’s failure to pay in full the purchase price of the Series 2 Debentures, the Series B Shares and the certificate representing the Series 1 Debentures will be cancelled in lieu of the payment of liquidated damages by the Series B Settlor. The payment by the Series B Settlor of an amount less than U.S.$1,200,000,000 as a result of an adjustment to the purchase price or the satisfaction of any provision contained in or the exercise of any right conferred by the Shareholders’ Agreement, will not be considered as a default by the Series B Settlor.
C. Obligations of the Settlors
The Settlors will at all times: (i) satisfy when due their obligations under the Trust Agreement and do all things necessary for it to be valid and enforceable, (ii) transfer to the Trustee any shares of the Mexican Holding Company acquired or held by them in any manner, (iii) give the Trustee immediate notice of any circumstance of which they may acquire knowledge and which may affect the exercise of the rights of the Trustee under the Trust Agreement, (iv) give the Trustee notice of any claim or proceeding which may directly or indirectly prevent the satisfaction of its obligations under the Trust Agreement, and (v) provide the Trustee with any such funds as may be necessary for the Trustee to retain the services of any person so as to achieve the purposes of the Trust and the Shareholders’ Agreement.
D. Liability of the Trustee
Any and all obligations or other liability assumed or incurred by the Trustee with any third party in connection with the performance of the duties under the Trust Agreement, will be assumed or incurred by it on behalf of the Settlors without the Trustee being held directly liable therefor. The Trustee will be subject to civil liability for any damages or losses resulting from the violation by it of the terms and conditions of the Trust Agreement.
E. Applicable Law and Jurisdiction
The parties to the Trust Agreement submitted to the applicable laws of Mexico and to the jurisdiction of the courts sitting in Mexico City, Federal District.

F. Term
The Trust Agreement is irrevocable, but it will terminate (i) upon transfer of the Series B Shares to the Mexican Holding Company for their cancellation pursuant to the default provisions of the Trust Agreement or (ii) by the written consent of all parties.
G. Certain Definitions
“Series A Shares” means the Series A Settlor’s (i) 49,999 Series A shares of common stock, no par value, representing the minimum fixed portion of the Mexican Holding Company’s capital, and (ii) 149,950,000 Series AA shares of common stock, no par value, representing the variable portion of the Mexican Holding Company’s capital.
“Series B Shares” means the Series B Settlor’s (i) 49,999 Series B shares of common stock, no par value, representing the minimum fixed portion of the Mexican Holding Company’s capital, and (ii) 1,608,960 Series BB shares of common stock, no par value, representing the variable portion of the Mexican Holding Company’s capital.
“Voting Rights” shall mean the voting and other corporate rights pertaining to the Shares.